As filed with the Securities and Exchange Commission April 26, 2002 File No. 333-75434

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2 - AMENDMENT 3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Online Holdings, Inc.

(Exact name of registrant as specified in its charter)
Nevada (State or Other Jurisdiction of Incorporation or Organization)	84-1598154 (IRS Employer Identification No.)

5957 South Birch Way

Littleton, CO 80121

(Address and telephone number of registrant's principal offices)

Dennis Lairamore

5957 South Birch Way

Littleton, CO 80121

303-257-1619

(Name, address and telephone number of agent for service)

Copies to:

Cletha A. Walstrand, Esq.

Cletha A. Walstrand, P.C.

8 East Broadway, Suite 609

Salt Lake City, UT 84111-2204

(801) 363-0890

(801) 363-8512 fax

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	960,000 shares	$0.125 per share	$120,000	$30.00

The number of shares to be registered is estimated solely for the purpose of calculating the registration fee.

Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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TABLE OF CONTENTS

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Prospectus Summary	2
Risk Factors	2
Forward-Looking Statements	6
Dilution and Comparative Data	6
Use of Proceeds	7
Determination of Offering Price	8
Description of Business	8
Plan of Operation	14
Management	15
Compensation	15
Certain Relationships and Related Transactions	15
Principal Stockholders	16
Description of the Securities	17
Shares Available for Future Sale	18
Market for Common Stock	18
Plan of Distribution	19
Legal Matters	20
Experts	20
Additional Information	20
Index to Financial Statements	21

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion _____________, 2002

PROSPECTUS

$60,000 Minimum / $120,000 Maximum

ONLINE HOLDINGS, INC.

COMMON STOCK

This is Online's initial public offering. We are offering a minimum of 480,000 shares and a maximum of 960,000 shares of common stock. The public offering price is $0.125 per share. No public market currently exists for our shares. We are a development stage company without any history of profitable operations.

See "Risk Factors" beginning on page 2 for certain information you should consider before you purchase the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares are offered on a "minimum/maximum, best efforts" basis directly through our officer and director. No commission or other compensation related to the sale of the shares will be paid to our officer or director. The proceeds of the offering will be placed and held in an escrow account at Escrow Specialists, P. O. Box 3287, Ogden, UT 84405, until a minimum of $60,000 in cash has been received as proceeds from sale of shares. If we do not receive the minimum proceeds within 60 days from the date of this prospectus, , your investment will be promptly returned to you without interest and without any deductions. This offering will expire 60 days after the date of this offering. We may terminate this offering prior to the expiration date.

	Price to Public	Commissions	Proceeds to Company
Per Share	$0.125	$-0-	$0.125
Minimum	$60,000	$-0-	$60,000
Maximum	$120,000	$-0-	$120,000

The date of this Prospectus is April 5, 2002

PROSPECTUS SUMMARY

About our company

We were formed as a Nevada corporation on July 27, 2001 as Online Holdings, Inc. We are in the business of developing and marketing easily maintained website systems. In addition we provide managed website hosting, search engine placement, email marketing and graphic design. We operate through our wholly owned subsidiary, E-Site Technologies, Inc., a Colorado corporation that was formed on July 26, 2000.

We will be competing with a broad range of companies who provide similar services and products including global, national, regional and local businesses. The competition is highly fragmented with many small players dominated by several large competitors. Some of our significant competitors include Navidec, PR Newswire, HostWorks, Inc. and Webolutions, Inc.

We have commenced only limited operations and are considered a development stage company. Since the inception of our operating subsidiary on January 26, 2000 through December 31, 2001, we realized a net loss of $16,607 and have not yet established profitable operations. These factors raise substantial doubts about our ability to continue as a going concern.

We are offering a minimum of 480,000 and a maximum of 960,000 shares. Upon completion of the offering, we will have 6,680,000 shares outstanding if we sell the minimum and 7,160,000 shares outstanding if we sell the maximum number of shares. We will realize $60,000 if we raise the minimum and $120,000 if we raise the maximum amount of the offering. We anticipate our expenses related to the offering to be approximately $20,000. We will use the proceeds from the offering to repay existing debt and implement our business plan. We need to raise at least the minimum offering amount from this offering so we can continue operations and implement our business plan for the next twelve months. We believe that with the minimum net offering proceeds amount of $40,000, we can repay our outstanding debt, fund advertising campaigns aimed at increasing sales and cover our startup costs over the next year.

Upon completion of this offering, our current shareholders will own 92.8% of the stock if the minimum is raised and 86.6% of the stock if the maximum is raised. This means that our current shareholders will be able to elect directors and control the future course of Online.

Our principal executive offices are located at 5957 South Birch Way, Littleton, CO 80121. Our telephone number is 303-257-1619.

RISK FACTORS

Investing in our stock is very risky and you should be able to bear a complete loss of your investment. Please read the following risk factors closely.

Because we are a new business and we have not proven our ability to generate profit, an investment in our company is risky. We have no meaningful operating history so it will be difficult for you to evaluate an investment in our stock. Since our inception on January 26, 2000, we have had $25,000 in revenue and a net loss of $16,607. We cannot assure that we will ever be profitable. Since we have not proven the essential elements of profitable operations, you will be furnishing venture capital to us and will bear the risk of complete loss of your investment in the event we are not successful.

If we do not raise money through this offering, it is unlikely we can continue operations. As of December 31, 2001, we had assets of $19,633 and current liabilities of $22,348. We are devoting substantially all of our present efforts to establishing a new business and need the proceeds from this offering to continue implementing our business plan. We have generated $25,000 in revenue. If we cannot raise money through this offering, we will have to seek other sources of financing or we will be forced to curtail or terminate our business. There is no assurance that additional sources of financing will be available at all or at a reasonable cost. These factors raise substantial doubt about our ability to continue as a going concern.

If our development and marketing costs exceed our estimates, it may impact our ability to continue operations. We believe we have accurately estimated our needs for the next twelve months based on receiving both the minimum and maximum amount of the offering. It is possible that we may need to purchase additional equipment or that our startup costs will be higher than estimated. If this happens, it may impact our ability to generate revenue and we would need to seek additional funding.

We may not be able to compete in the market because we lack experience and have limited funds. The majority of our competitors have greater financial and other resources than we do. Our competitors may also have a history of successful operations and an established reputation within the industry. Some of our competitors may be prepared to accept less favorable payment terms than us when negotiating or renewing contracts. In addition, the market is characterized by an increasing number of entrants that have introduced or developed services similar to those offered by us. We believe that competition will intensify and increase in the future. Our target market is rapidly evolving and is subject to continuous technological change. As a result, our competitors may be better positioned to address these developments or may react more favorably to these changes. Our inability to be competitive in obtaining and maintaining clients would have a negative effect on our revenues and results of operations.

If we lose the services of Mr. Dennis Lairamore, it is unlikely that our business could continue. Online is in the development stage and requires the services of our executive officer to become established. We have no employment agreement with our executive officer. If we lost the services of our executive officer, it is questionable we would be able to find a replacement and it is likely our business would fail.

Internet system failures could seriously impact our operations and cause customers to seek other solutions. To some extent our success is dependent upon our ability to deliver high speed, uninterrupted access to the Internet for those clients who choose to host with us. Any system failure that causes interruption in our operations could impact our ability to maintain customers. Failures in the telecommunications network on which we rely would result in customers' receiving no or diminished access to the Internet.

Breaches of security and computer viruses on the Internet may adversely affect our business by slowing the growth of eBusiness. The need to securely transmit confidential information over the Internet has been a significant barrier to eBusiness and Internet communications. Any well-publicized compromise of security could deter consumers and businesses from using the Internet to conduct transactions that involve transmitting confidential information. Furthermore, computer viruses that spread over the Internet could disable or damage the systems we develop for our clients. Decreased Internet traffic as a result of general security concerns or viruses could cause companies to reduce their amount of technology spending, which could hurt our results of operations.

Our intellectual property is not patented and could be misappropriated and used by competitors. We have no patented technology that would preclude or inhibit competitors from entering our market. We have entered into confidentiality agreements with our contractors to limit access to and disclosure of our proprietary information. However, we cannot assure these measures will be sufficient to prevent misappropriation of our intellectual property or to deter independent third-party development of similar products. Further, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in Internet-related industries are uncertain and still evolving. We cannot assure that our business activities will not infringe the proprietary rights of others or that such other parties will not assert infringement claims against us. Any claims or resultant litigation could subject us to significant liability for damages and could result in invalidation of our property rights and, even if not meritorious, could be time consuming and expensive to defend and could result in the diversion of management time and attention. Any of these events could impact our business, causing additional cost to protect our intellectual property or to defend against claims.

Our sublicense agreement with 1st Accredited Venture Capital, LLP may obligate us to pay a $20,000 fee for each client that does not allow co-ownership by 1st Accredited of the client's contact management database. In the event a client does not want to allow 1st Accredited co-ownership of its contact management database, our agreement with 1st Accredited states that we must then pay 1st Accredited a fee of $20,000 or such lesser amount as agreed upon. Therefore, it is possible, that for each client who does not allow the co-ownership of the contact management database, we will be obligated to pay a $20,000 fee. If we have to pay these fees, it could seriously impact our revenue.

We depend on CyGen to develop our software requirements and termination of our agreement with Cygen could seriously impair our business. Our agreement with CyGen allows either party to terminate the agreement without cause. Further, if the agreement is terminated, we are obligated to pay CyGen for all work and expenses accrued prior to the date of termination. In the event the agreement is terminated, we would then have to retain another party to perform further software development if needed by a client and we would have to pay CyGen for any work and expenses accrued. This event might interrupt service to our clients and possibly impair our ability to complete projects.

Our success depends on an increasing growth of Internet use. Industry analysts and others have made many predictions concerning the growth of the Internet as a business medium. Many of these historical predictions have overstated the growth of the Internet. These predictions should not be relied upon as conclusive. The market for our services may not develop, our services may not be adopted and individual personal computer users in business or at home may not use the Internet or other interactive media for commerce and communications. If the market for Internet professional services fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, our business will not generate anticipated revenue and we may discontinue operations.

Our business is in a rapidly changing industry and if we do not keep pace with new technology, we may not be able to compete and keep our customers. The Internet services industry in which we operate is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new service, software and other product innovations. We cannot guarantee that we will be able to keep pace with industry changes or that any product or service developments or enhancements will achieve or sustain market acceptance. Further any new developments may not be able to address effectively the compatibility and interoperability issues raised by technological changes or new industry standards.

We lack long-term client contracts and need to expand our marketing and sales efforts. Our target market is small to medium sized businesses that want to implement an Internet strategy or upgrade their existing Internet presence. We are initially focusing on public micro-cap companies. Our lack of long-term client contracts reduces the predictability of our revenues because these contracts may be canceled on short notice. Our clients generally retain us on a project-by-project basis, rather than under long-term contracts. As a result, a client may not engage us for further services once a project is completed. Additionally, we are marketing through direct sales techniques and need the proceeds from this offering to expand our marketing and advertising efforts in order to obtain more customers.

If we fail to meet client expectations or deliver error-free services, we could suffer losses and negative publicity. Our client engagements involve the creation, implementation and maintenance of eBusiness solutions that are often critical to our clients' businesses. Any errors or defects in these applications or a failure to meet client expectations could result in:

* delayed or lost revenues due to adverse client reaction;

* the provision of additional services to a client at no charge;

* negative publicity regarding us and our services that could adversely affect our ability to attract or retain clients; and

* claims for substantial damages against us, regardless of our responsibility for any damages.

Our contracts generally contain provisions intended to limit our liability for damages that may arise from negligent acts, errors, mistakes or omissions in rendering services to our clients. However, we cannot assure you that these contractual provisions will protect us from liability for damages.

It is likely our stock will become subject to the Penny Stock rules which impose significant restrictions on the Broker-Dealers and may affect the resale of our stock. A penny stock is generally a stock that

- is not listed on a national securities exchange or Nasdaq,

- is listed in "pink sheets" or on the NASD OTC Bulletin Board,

- has a price per share of less than $5.00 and

- is issued by a company with net tangible assets less than $5 million.

The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including

- determination of the purchaser's investment suitability,

- delivery of certain information and disclosures to the purchaser, and

- receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. In the event our common stock becomes subject to the penny stock trading rules,

- such rules may materially limit or restrict the ability to resell our common stock, and

- the liquidity typically associated with other publicly traded equity securities may not exist.

A market for our stock may never develop and you would not have the ability to sell your stock publicly.

If the offering is completed, you will have little or no ability to control operations. Although you will pay a price per share that substantially exceeds the price per share paid by current shareholders and will contribute a significantly higher percentage of the total amount to fund our operations, you will own a very small percent, less than 15%, of our shares. As a result, you have little or no ability to control how management operates our business and our current shareholders will be able to elect directors and control the future course of Online Holdings.

Shares of stock that are eligible for sale by our stockholders may decrease the price of our stock. Upon completion of the offering, we will have 6,680,000 shares outstanding, including 480,000 shares that are freely tradable if we sell the minimum and we will have 7,160,000 shares outstanding, including 960,000 shares that are freely tradable if we sell the maximum and 6,200,000 shares that are restricted shares but may be sold under Rule 144. If there is a public market for our stock and if the holders sell substantial amounts of our stock, then the market price of our stock could decrease.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the risk factors section and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

DILUTION AND COMPARATIVE DATA

As of December 31, 2001, we had a net tangible book value, which is the total tangible assets less total liabilities, of($2,715), or approximately ($0.0004) per share. The following table shows the dilution to your investment without taking into account any changes in our net tangible book value after December 31, 2001, except the sale of the minimum and maximum number of shares offered.
	Assuming Minimum Shares Sold	Assuming Maximum Shares Sold
Shares Outstanding	6,680,000	7,160,000
Public offering proceeds at $0.125 per share	$60,000	$120,000
Net offering proceeds after Expenses	$40,000	$100,000
Net tangible book value before offering Per share	($0.0004)	($0.0004)
Pro forma net tangible book value after offering	$37,285 $0.00558	$97,285 $0.01358
Increase attributable to purchase of shares by new investors	$0.00518	$0.01318
Dilution per share to new investors	$0.11982	$0.11182
Percent dilution	95.9%	89.5%

The following table summarizes the comparative ownership and capital contributions of existing common stock shareholders and investors in this offering as of December 31, 2001:

	Shares Owned Number %	Total Consideration Amount %	Average Price Per Share
Present Shareholders Minimum Offering Maximum Offering	6,200,000 92.8% 6,200,000 86.6%	$17,000 22.1% $17,000 12.4%	$0.0027 $0.0027
New Investors Minimum Offering Maximum Offering	480,000 7.2% 960,000 13.4%	$60,000 77.9% $120,000 87.6%	$0.125 $0.125

The numbers used for Present Shareholders assumes that none of the present shareholders purchase additional shares in this offering.

The above table illustrates that as an investor in this offering, you will pay a price per share that substantially exceeds the price per share paid by current shareholders and that you will contribute a high percentage of the total amount to fund Online, but will only own a small percentage of our shares. Investors will have contributed $60,000 if the minimum is raised and $120,000 if the maximum offering is raised, compared to $17,000 contributed by current shareholders. Further, if the minimum is raised, investors will only own 7.2% of the total shares and if the maximum is raised, investors will only own 13.4% of the total shares.

USE OF PROCEEDS

The net proceeds to be realized by us from this offering, after deducting estimated offering related expenses of approximately $20,000 is $40,000 if the minimum and $100,000 if the maximum number of shares is sold.

The following table sets forth our estimate of the use of proceeds from the sale of the minimum and the maximum amount of shares offered. Since the dollar amounts shown in the table are estimates only, actual use of proceeds may vary from the estimates shown.

Description	Assuming Sale of Minimum Offering	Assuming Sale of Maximum Offering
Total Proceeds	$60,000	$120,000
Less Estimated Offering Expenses	20,000	20,000
	___________	___________
Net Proceeds Available	$40,000	$100,000
	==========	==========
Use of Net Proceeds
Pay off debt	$21,200	$21,200
Salary	12,000	12,000
Advertising, promotions and marketing	4,000	25,000
Working capital	2,800	41,800
	___________	___________
TOTAL NET PROCEEDS	$40,000	$100,000
	==========	==========

We currently have two outstanding notes amounting to $20,000. Each note accrues interest at the rate of 10% per annum. We have one note due August 29, 2002 and one due October 26, 2002 or until we receive capital in the amount of $50,000 or more, whichever occurs first. As of March 31, 2002, we have approximately $1,016.55 in accrued interest owed.

The working capital reserve may be used for general corporate purposes to operate, manage and maintain the current and proposed operations including additional product development, professional fees including legal and consulting fees, expenses including office supplies and travel costs and other administrative costs. The amounts actually expended for working capital purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under Risk Factors.

Costs associated with being a public company, including compliance and audits of our financial statements will be paid from working capital and revenues generated from our operations.

If less than the maximum offering is received, we will apply the proceeds according to the priorities outlined above. The proceeds will be used as outlined and we do not intend to change the use of proceeds or pursue any other business other than as described in this prospectus.

Pending expenditures of the proceeds of this offering, we may make temporary investments in short-term, investment grade, interest-bearing securities, money market accounts, insured certificates of deposit and/or in insured banking accounts.

DETERMINATION OF OFFERING PRICE

The offering price of the shares was arbitrarily determined by our management. The offering price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities. In determining the offering price, we considered such factors as the prospects for our products, our management's previous experience, our historical and anticipated results of operations and our present financial resources.

DESCRIPTION OF BUSINESS

General

We were formed as a Nevada corporation on July 27, 2001 as Online Holdings, Inc. We are in the business of developing and marketing easily maintained website systems. In addition we provide managed website hosting, search engine placement, email marketing and graphic design. We operate through our wholly owned subsidiary, E-Site Technologies, Inc., a Colorado corporation that was formed on January 26, 2000.

On August 2, 2001, as a part of its formation, Online Holdings, Inc. exchanged 4,000,000 shares of common stock for 10,000 shares of E-Site Technologies, Inc. which represented all of the issued and outstanding shares of E-Site, causing E-Site to become a wholly owned subsidiary of the Company.

Our business is the business originally developed by E-Site. Since January 26, 2000, E-Site has been developing website systems for corporate communications. Online Holdings, Inc. has no operations other than the business of E-Site.

Our business

Our principal service is to provide corporate communication website systems. In particular, we design and develop corporate websites that the end user can easily modify without the need of technical experience. Our website systems are designed to allow our clients to streamline and enhance corporate communications.

One target market we are focused on is publicly traded micro-cap companies and private companies preparing to go public. The resources required to reach such a large market are substantial. We intend to use proceeds from this offering to initiate our advertising and marketing promotion to only a limited segment of the target market. Our initial promotion will be aimed at companies known to management or referred to us by our professional contacts. We anticipate future revenues will be sufficient to enable us to broaden our marketing base and reach a larger percentage of our target market. Because of the special market characteristics, especially communication to the financial community, our sales strategy includes providing the features that investors, analysts, advisors and other members of the financial community like to see in a public company's Internet strategy. These features include:

* The ability to list historical press releases and quickly add new press releases to the press release list;

* the e-mail broadcaster allows press releases and other information to be e-mailed to shareholders, members of the financial community, and others who have requested to be informed on the company through e-mail;

* the ability to hyperlink to stock quotes, stock charts, and other financial information;

* the ability to have corporate profiles, business summaries, and other content focused on the financial community in the website and easily keep this information current; and

* the ability to have and easily update a calendar of financial events that a company will be attending.

Our strategy is based on the fact that we provide user friendly and powerful Internet solutions that pay for themselves through decreased ongoing maintenance costs and enhanced corporate image. Additionally, we intend to capitalize on our customer service and support.

We design and develop websites with a back end administration interface. This provides the capability to easily add, delete or edit main navigation, secondary navigation as well as virtually any page in the website.

We include a contact management database feature that allows for storing, editing, note taking and retrieval of important contact data. The data is entered into the database from forms that are included in the website and from the back end administration interface. The database can be accessed via a password protected login screen from anywhere there is Internet access. Different levels of security are controlled through specifying the level of access a user is granted when they are initially authorized to use the system through the issuance of a username and password. Clients have the ability to access the data in the database or add information to the database from remote locations.

The e-mail broadcaster allows information to be e-mailed to any or all of the contacts in the contact management database that have valid e-mail data. This feature is useful for keeping employees, customers, suppliers, shareholders, the investment community and other interested parties informed on the company via e-mail. Clients can reduce expense and increase communication speed by using e-mail versus traditional mail.

We also have the ability to add E-commerce functionality to our website systems. The E-commerce functionality has been built to easily integrate into the existing technology that we use to build websites. This functionality allows clients to sell products over the Internet through a simple and powerful Internet solution. Clients can easily add or change product images, pricing and descriptions without have technical expertise.

We believe that the E-commerce needs of clients vary substantially. Our E-commerce functionality has been structured so that changes can be easily made in order to accommodate the needs of our clients.

In addition to website development, we offer:

Search engine placement. We implement various strategies for getting websites listed in search engines and increasing search engine rankings.

E-mail marketing. We design e-mail marketing campaigns. We design the look and feel of the message that is then e-mailed through various bulk e-mail providers.

Graphic design. We provide graphic design for online and print media.

Managed website hosting. We host client websites using state-of-the-art, hosting infrastructure through an agreement with CyGen Technologies, Inc. Under the current agreement, CyGen is responsible for maintaining all hosting facilities and we pay $200 per month for each website system that CyGen hosts. This means that as new websites are hosted for us by CyGen, we will have to pay CyGen $200 per month for each additional website that it hosts.

We plan to continually develop new services and enhance our existing services based on client needs and demand.

Our contracts

We were granted a sublicense from 1st Accredited Venture Capital LLLP to the technology used in our website system solutions. The sublicense is non-exclusive, perpetual, irrevocable, world wide, royalty free and fully paid. As consideration of the sublicense, our clients will allow 1st Accredited to co-own the client's contact management database. If our client does not allow 1st Accredited to co-own their contact management database, we are then obligated to pay 1st Accredited a fee of $20,000. Any cash fees owed to 1st Accredited under the sublicense agreement are added to the total development costs the client must pay.

It is likely that some companies will not allow 1st Accredited to co-own their contact management data base and will not be willing to pay a sublicense fee. If companies are not will to pay a sublicense fee or allow 1stAccredited to co-own their contact management data base, we may not be able to consummate that particular sale.

We also have an agreement with CyGen Technologies, Inc. CyGen is the original developer of the software technology we use in our website system solutions product. CyGen provides the customized product development for our clients. Once we have a defined Statement of Work with our client, we negotiate the development price with CyGen. Either party may terminate the agreement upon written notice.

Generating revenue

We initiate revenue generation by negotiating a Statement of Work with our clients. The Statement of Work documents what is expected by us and by our client. The key factors in this process are to define the overall look and feel of the website, understand the system navigation, understand the content behind the navigation and the database structure.

Our services will be sold at prices ranging from approximately $10,000 to $40,000 per website. Actual negotiated price will depend on the depth and complexity of the website. Typically, we get 1/2 of the total price up front as a retainer once the statement of work has been agreed upon and we receive the balance due at completion of the project.

Our gross profit per website system will vary depending on the expense of adding new features that clients may want. The initial expense of adding new features usually decreases the gross profit for the first website developed with the new features. Once a feature has been developed our cost of including that feature in additional websites is usually minimal and gross profit increases for the additional websites developed with the added features.

As an example, we charged our first client $15,000 to develop and host a website system through 12/31/01. The fees we paid for having the first website system developed for this client including hosting through 12/31/01 were $14,000 and resulted in a gross profit of $1,000. The $14,000 were development costs and are non-recurring. Going forward, we expect our costs, not including hosting, to drop to an average of approximately $5,500 per website system solution developed with features similar to the features that have been developed for our first client. If a system with features similar to our first client is sold for $15,000, not including any hosting, and assuming that 1st Accredited receives co-ownership of the client contact database, we expect our gross profit will increase to $9,500.

If our clients decide to host their website with us, under our current arrangement with CyGen, we will pay CyGen $200 a month for each of the client websites they host and we will charge our clients competitive monthly hosting rates.

Pricing and margins on E-commerce will vary depending on the amount of customization that is needed to fulfill client needs. We expect to be able to charge clients competitive hourly rates for all E-commerce services.

Other services, such as consulting or technical assistance will be billed to the client at competitive hourly rates depending on the service.

Marketing strategy

We intend to market our products and services based on what we perceive to be our strengths which are the end-user capabilities that allow clients to make changes without technical expertise, the contact management database and e-mail broadcast system that provides a powerful tool for prospecting, closing sales, marketing and communication.

Our overall marketing plan for our product is based on the following product fundamentals:

* Quick Implementation - from inception to development to live product

* Advanced Database Functionality - ability to change main navigation, secondary navigation and virtually any page in the website system without technical expertise

* Contact Management Database - allows for company wide retrieval and input of contact data that can be accessed from almost anywhere

* E-mail Broadcaster - efficiently communicates to any or all records in the contact management database that have valid e-mail data

* Managed Hosting - eliminates some of the complications involved with trying to host a website in-house

We believe our corporate communication website system is seen by consumers as a way to enhance their corporate image through improving communications to the investment community, shareholders, suppliers, customers, employees and other interested parties within an Internet solution that does not expend a lot of resources for implementation or ongoing maintenance.

The lack of ability to quickly change content in every day situations is demonstrated by outsourcing changes at high rates that may take days to implement or have an internal technical staff with the experience to make the changes. We believe our product will appeal to those businesses that have a need to be able to quickly and inexpensively update and make changes to their websites.

We intend to sell our products and services through several channels. The determining factors in selecting current and future sales channels are customer profile and efficient use of funds. Currently, we are using direct sales methods. We have initially decided to use direct sales because of the existing business relationships of our sole officer and director. We may allow outside sales organizations to market our services in the future on terms to be negotiated.

Advertising and promotion

Because we have only employed direct sales for our products, any advertising has been word of mouth from satisfied clients and contacts of management. We will continue to take advantage of management's experience and contacts in the investment community by focusing on micro-cap companies and private companies preparing to go public.

We intend to implement an advertising program consisting of published ads in publications to cover our targeted markets. We also intend on developing a sales brochure outlining our services and products and the benefits of having a website system solution developed by us.

Included in our advertising and promotion efforts will be direct mail and telemarketing campaigns targeted at specific companies that fit our market profile and broad e-mail advertisements.

Competition

Competition in the Internet professional services market is intense. While the market for Internet professional services is relatively new, it is already highly competitive. In many cases we compete with the in-house technical staff of our prospective clients. In addition, the market is characterized by an increasing number of entrants that have introduced or developed services similar to those offered by us. We believe that competition will intensify and increase in the future. Our target market is rapidly evolving and is subject to continuous technological change. As a result, our competitors may be better positioned to address these developments or may react more favorably to these changes. Existing or future competitors may develop or offer Internet professional services that provide significant technological, creative, performance, price or other advantages over the services we offer.

We currently compete for client assignments with many firms including but not limited to the following:

Internet service firms: Navidec, PR Newswire, HostWorks, Inc., Webolutions, Inc., AGENCY.COM, iXL, Modem Media.Poppe Tyson, Online Marketing Communications, Organic Online, Proxicom, Razorfish, Scient, USWeb/CKS and Viant.

Systems integrators: Andersen Consulting, Cambridge Technology Partners, Cap Gemini, EDS, Sapient and WM-Data.

Management consulting firms: Bain, Booz-Allen & Hamilton, Boston Consulting Group and McKinsey.

Computer hardware and service vendors: Compaq, DEC, Hewlett-Packard and IBM.

Advertising agencies: Bates, DDB Needham, Grey Advertising, McCann-Erickson and Ogilvy & Mather.

Many of these businesses have longer operating histories and significantly greater financial, technical, marketing and managerial resources than we do. There are relatively low barriers to entry into our business. We have no patented or other proprietary technology that would preclude or inhibit competitors from entering the Internet professional services market.

We must rely on the skill of our personnel and the quality of our client service. The costs to develop and provide Internet professional services are low. We expect that we will continue to face additional competition from new entrants into the market in the future.

We believe we have a competitive edge in that our web site systems solution provides our clients the ability to update their own website without technical expertise. We believe this advantage also allows our clients to reduce operating costs associated with maintaining website systems.

Governmental Regulation

Currently, we are subject to relatively few regulations other than regulations applicable to businesses in general. However, laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws governing intellectual property, copyright, privacy, obscenity, libel and taxation apply to the Internet. In addition, the growth and development of eBusiness may prompt calls for more stringent consumer protection laws.

Employees

At the present time, Dennis Lairamore is our only employee. Mr. Lairamore will devote such time as required to actively market and further develop our services and products. At present, we expect Mr. Lairamore will devote at least 20 hours per week to our business. We do not anticipate hiring any additional employees until such time as additional staff is required to support marketing, sales, research and support functions.

Facilities

We currently maintain limited office space provided free of charge by our president, Dennis Lairamore. The address is 5957 South Birch Way, Littleton, CO 80121. We anticipate this situation will be maintained for at least the next twelve months. The facility meets our current needs, however should we expand in the future, we may have to relocate. If we have to relocate, we will seek office space at or below then prevailing rates.

Legal proceedings

Our company is not a party to any bankruptcy, receivership or other legal proceeding, and to the best of our knowledge, no such proceedings by or against Online have been threatened.

PLAN OF OPERATION

Should we receive the minimum offering of $60,000, we will realize net proceeds of $40,000. This amount will enable us to pay off our existing debt, implement a marketing program and provide us with sufficient working capital to continue operations for a period of twelve months. Should we receive the maximum amount of the offering, we will realize net proceeds of $100,000. This amount will enable us to expand our marketing and advertising. We anticipate that with the maximum offering amount, we can continue our operations for a period of twelve months.

Upon receipt of the proceeds of this offering, we will initiate our marketing and advertising plan by completing and publishing our advertising brochure. We will implement our direct mail campaign to targeted companies. We will implement our e-mail marketing initiative and establish our telemarketing procedures.

We believe we have accurately estimated our needs for the next twelve months based on receiving both the minimum and maximum amount of the offering. It is possible that we may need to purchase additional computer hardware or software or that our startup costs will be higher than estimated. Additional computer hardware such as a desktop computer or software, if needed, is estimated to be under $4,000. At present, we have no current need or commitments for any additional computer equipment or software. We believe we have reserved sufficient working capital to cover any unexpected expenses.

If we are unable to raise the offering amount, it will be necessary for us to find additional funding in order to implement our operating plan. In this event, we may seek additional financing in the form of loans or sales of our stock and there is no assurance that we will be able to obtain financing on favorable terms or at all or that we will find qualified purchasers for the sale of any stock.

MANAGEMENT

Our business will be managed by our officer and director.
Name	Age	Position	Since
Dennis Lairamore	33	President, Secretary, Treasurer and Director	July 27, 2001

The following is a brief biography of our officer and director.

Dennis Lairamore, President and Director. Mr. Lairamore holds a Bachelor of Science degree in Accounting from the University of Northern Colorado. Since January 1999, he has been president of D.L. International, LLC where he is involved in investor relations, capital formation, and strategic positioning for companies. Mr. Lairamore is also the President and CEO of E-Site Technologies, Inc., our subsidiary. He has held that position since January 2000. In October 2000, Mr. Lairamore became General Partner of 1st Accredited Venture Capital, LLLP. Mr. Lairamore was Assistant Vice President of Investments for Kirkpatrick Pettis from July 1996 to January 1999 where he acquired knowledge of the financial markets, marketing, management and sales. From November 1992 to July 1996 he worked for Dean Witter as an Account Executive. From July 1991 to October 1992 Mr. Lairamore was employed as an accountant for Shell Oil where he was involved in the development of computerized accounting systems for reporting financial data.

COMPENSATION

There are no formal employment arrangements in place. We have agreed to pay Mr. Lairamore a salary of $2,000 per month. Mr. Lairamore will receive $2,000 per month for up to $12,000 from the use of these proceeds. After that, Mr. Lairamore will only receive salary if revenues permit. We do not anticipate formalizing this arrangement and do not have any preliminary agreements or understandings that would change the terms of compensation during the course of the year. We do not anticipate compensating any directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We borrowed $20,000 from Great Expectations Family Limited Partnership. Gary McAdam is the General Partner of the Partnership and is a shareholder of Online Holdings through Fortune Seekers, Inc. of which he is the President. The debt consists of two notes, one due in August 2002 and the other due in October 2002 or at such time we raise $50,000 or more in capital, whichever occurs first. Both notes accrue interest at the rate of 10% per annum and as of March 31, 2002, we owed approximately $21,016.55 including accrued interest. The loans were used for start up costs and initial working capital.

Dennis Lairamore, our sole officer and director, is the General Partner and holds a majority interest in 1stAccredited Venture Capital LLLP. 1st Accredited has a technology licensing agreement with CyGen that entitles 1stAccredited the right to use certain technology in building websites. We have an arrangement with 1st Accredited whereby, 1st Accredited made its licensing agreement with CyGen available to us through a sublicensing agreement. In consideration for the sublicense agreement, 1st Accredited is entitled to either: 1) co-own the clients contact management database or 2) be paid a cash-licensing fee of up to $20,000. We negotiate either the ownership or the cash fee with the client company and pass it on to 1st Accredited as payment under the sublicense agreement.

We charged our first client Imagenetix $15,000 to develop a website system and host the system through 12/31/01. We paid 1st Accredited $14,000 for development of the Imagenetix website system and to host the system through 12/31/01. In turn, 1st Accredited remitted all $14,000 directly to CyGen to develop the Imagenetix web site system and host the system through 12/31/01. If Imagenetix continues to have its website hosted with us, we will be required to pay CyGen $200 per month for this service.

After the development of the Imagenetix web site system we made arrangements with 1st Accredited and CyGen so that future projects will be subcontracted directly by us to CyGen. Under this revised arrangement, we will pay any fees we owe to CyGen directly to CyGen. Going forward, 1st Accredited will only be paid either the co-ownership of the clients contact management database or the agreed upon amount of the cash-licensing fee paid by the client. We have formalized this agreement in writing.

Neither we nor our officer and director are affiliated in any way with CyGen other than at arms length dealing.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of 480,000 shares should we sell the minimum amount and 960,000 should we sell maximum number of shares.

The table includes:

each person known to us to be the beneficial owner of more than five percent of the outstanding shares each director of Online

each named executive officer of Online

Name & Address	# of Shares Beneficially Owned	% Before Offering	% After Minimum	% After Maximum
Dennis Lairamore (1) 5957 South Birch Way Littleton, CO 80121	5,000,000	80.6%	74.9%	69.8%
Libco Equities, Inc. William R. Davidson, Pres. RR# 1 Carvel Alberta, Canada	400,000	6.5%	6.0%	5.6%
Fortune Seekers, Inc. Gary J. McAdam, Pres. 14 Red Tail Dr. Highlands Ranch, CO 80126	400,000	6.5%	6.0%	5.6%
Bateman Dynasty, LC Lynn Bateman, Manager 1065 West 1150 South Provo, UT 84601	400,000	6.5%	6.0%	5.6%
All directors and executive officers as a group (1 person)	5,000,000	80.6%	74.9%	69.8%

(1) Officer and/or director.

The beneficial owners listed above have sole voting and investment power of the stock held by them.

DESCRIPTION OF THE SECURITIES

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock with a par value of $.001 per share. As of the date of this prospectus, there are 6,200,000 shares of common stock issued and outstanding.

The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock with a par value of $.001 per share. Our board of directors is authorized to designate such series and preferences of the preferred stock. As of the date of this prospectus no shares of preferred stock are issued and outstanding.

Stock Option Plan

In August 2001, we adopted a stock option plan that reserved 2,500,000 shares of common stock for distribution under the terms of the plan. To date, we have not granted any options pursuant to the stock option plan.

Transfer Agent

Interwest Transfer Company, Inc., 1981 East 4800 South, Salt Lake City, Utah 84124, is our transfer agent.

SHARES AVAILABLE FOR FUTURE SALE

As of the date of this prospectus, there are 6,200,000 shares of our common stock issued and outstanding. Upon the effectiveness of this registration statement, 480,000 shares will be freely tradable if the minimum is sold and 960,000 shares will be freely tradeable if the maximum number of shares is sold. The remaining 6,200,000 shares of common stock will be subject to the resale provisions of Rule 144. Sales of shares of common stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

Rule 144 governs resale of "restricted securities" for the account of any person, other than an issuer, and restricted and unrestricted securities for the account of an "affiliate of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with the issuer. Affiliates of the company may include its directors, executive officers, and person directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from the company or an affiliate of the company. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the company ("Applicable Requirements"). Resales by the company's affiliates of restricted and unrestricted common stock are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock which has been held for two years free of the Applicable Requirements.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

We have four shareholders. Currently, there is no public trading market for our securities and there can be no assurance that any market will develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile. Currently, we do not plan to have our shares listed nor do we have any agreements with any market makers. At some time in the future, a market maker may make application for listing our shares.

Presently, we are privately owned. This is our initial public offering. Most initial public offerings are underwritten by a registered broker-dealer firm or an underwriting group. These underwriters generally will act as market makers in the stock of a company they underwrite to help insure a public market for the stock. This offering is to be sold by our sole officer and director. We have no commitment from any brokers to sell shares in this offering. As a result, we will not have the typical broker public market interest normally generated with an initial public offering. Lack of a market for shares of our stock could adversely affect a shareholder in the event a shareholder desires to sell his shares.

Currently the Shares are subject to Rule 15g-1 through Rule 15g-9, which provides, generally, that for as long as the bid price for the Shares is less than $5.00, they will be considered low priced securities under rules promulgated under the Exchange Act. Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer and obtain specific written consent of the customer, and provide monthly account statements to the customer. Under certain circumstances, the purchaser may enjoy the right to rescind the transaction within a certain period of time. Consequently, so long as the common stock is a designated security under the Rule, the ability of broker-dealers to effect certain trades may be affected adversely, thereby impeding the development of a meaningful market in the common stock. The likely effect of these restrictions will be a decrease in the willingness of broker-dealers to make a market in the stock, decreased liquidity of the stock and increased transaction costs for sales and purchases of the stock as compared to other securities.

PLAN OF DISTRIBUTION

We are offering a minimum of 480,000 shares and a maximum of 960,000 shares on a best efforts basis directly to the public through our officer and director. If we do not receive the minimum proceeds within 60 days from the date of this prospectus, , your investment will be promptly returned to you without interest and without any deductions. This offering will expire 60 days after the date of this offering.

In order to buy our shares, you must complete and execute the subscription agreement and make payment of the purchase price for each share purchased by check payable to the order of Escrow Specialists Online Holdings, Inc. Escrow Account.

Until the minimum 480,000 shares are sold, all funds will be deposited in a non-interest bearing escrow account at, Escrow Specialists, P. O. Box 3287, Ogden, UT 84405. In the event that 480,000 shares are not sold during the 60 day selling period commencing on the date of this prospectus, all funds will be promptly returned to investors without deduction or interest.

Solicitation for purchase of our shares will be made only by means of this prospectus and communications with our officer and director who is employed to perform substantial duties unrelated to the offering, who will not receive any commission or compensation for their efforts, and who are not associated with a broker or dealer.

Our officer and director will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. Mr. Dennis Lairamore meets the conditions of Rule 3a4-1 and therefore, is not required to register as a broker-dealer pursuant to Section 15.

Mr. Lairamore will not buy securities in the offering.

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

LEGAL MATTERS

The legality of the issuance of the shares offered hereby and certain other matters will be passed upon for Online by Cletha A. Walstrand, P.C., Salt Lake City, Utah.

EXPERTS

The financial statements of Online as of December 31, 2001, appearing in this prospectus and registration statement have been audited by Ehrhardt Keefe Steiner & Hottman, P.C., as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of Ehrhardt Keefe Steiner & Hottman, P.C. as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ADDITIONAL INFORMATION

We have filed a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Online Holdings, Inc. and the shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. and copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet website, http://www.sec.gov.

Index to Financial Statements

ONLINE HOLDINGS, INC.

(A Development Stage Company)

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders

Online Holdings, Inc. and Subsidiaries

Littleton, Colorado

We have audited the accompanying consolidated balance sheets of Online Holdings, Inc. and Subsidiaries (a Development Stage Company) as of December 31, 2001 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 2001 and the period from January 26, 2000 (inception) through December 31, 2000 and cumulative from inception through December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Online Holdings, Inc. and Subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for the year ended December 31, 2001 and the period from January 26, 2000 (inception) through December 31, 2000 and cumulative from inception to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company is in the development stage and has not completed its capital raising activities to fund substantial initial operations. This condition raises substantial doubt about the Company's ability as a going concern. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Ehrhardt Keefe Steiner & Hottman PC

January 21, 2002

Denver, Colorado

ONLINE HOLDINGS, INC. AND SUBSIDIARIES

(a Development Stage Company)

Consolidated Balance Sheets

December 31, 2001

Assets
Current assets
Cash	$ 9,245

Deferred offering costs	10,388
___________
Total assets	$ 19,633
==========
Liabilities and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$ 895
Accrued expenses	1,453
Notes payable	20,000
___________
Total current liabilities	22,348

Commitments

Stockholders' equity (deficit)
Preferred stock, authorized 5,000,000 shares, $.001 par value; none issued or outstanding	-
Common stock, authorized 100,000,000 shares, $.001 par value; 6,200,000 and 10,000 shares issued and outstanding at December 31, 2001 and 2000, respectively	6,200
Additional paid-in capital	10,800
Deficit accumulated during the development stage	(19,715)
___________
Total stockholders' equity (deficit)	(2,715)
___________
Total liabilities and stockholders' equity (deficit)	$ 19,633
==========

See notes to consolidated financial statements.

ONLINE HOLDINGS, INC. AND SUBSIDIARIES

(a Development Stage Company)

Consolidated Statements of Operations
	For the Year Ended December 31, 2001	From January 26, 2000 (inception) through December 31, 2000	Cumulative from January 26, 2000 (inception) through December 31, 2001

Revenues	$ 25,000	$ -	$ 25,000

Cost of revenues	23,045	-	23,045
	___________	___________	___________
	1,955	-	1,955

Operating expenses	17,562	1,000	18,562
	___________	___________	___________
Net loss	$ (15,607)	$ (1,000)	$ (16,607)
	==========	==========	==========
Earnings (loss) per share - basic and diluted	$ (.003)	$ (0.1)	$ (.003)
	==========	==========	==========
Weighted average shares outstanding - basic and diluted	6,062,162	10,000	6,062,162
	==========	==========	==========

See notes to consolidated financial statements.

ONLINE HOLDINGS, INC. AND SUBSIDIARIES

(a Development Stage Company)

Consolidated Statement of Stockholders' Equity (Deficit)

	Common Stock		Additional Paid-In Capital	Deficit Accumulated During the Development Stage	Total Stockholders' Equity (Deficit)
	Shares	Amount
Balance, January 26, 2000 (inception)	-	$-	$-	$-	$-
Issuance of common stock for cash	10,000	1,000	-	-	1,000
Net loss	-	-	-	(1,000)	(1,000)
	___________	___________	___________	___________	___________
Balance, December 31, 2000	10,000	1,000	-	(1,000)	-
Issuance of common stock in connection with reverse acquisition	3,990,000	3,000	-	(3,108)	(108)
Issuance of common stock for cash	2,200,000	2,200	10,800	-	13,000
Net loss	-	-	-	(15,607)	(15,607)
	___________	___________	___________	___________	___________
Balance, December 31, 2001	6,200,000	$6,200	$10,800	$(19,715)	$(2,715)
	==========	==========	==========	==========	==========

See notes to consolidated financial statements.

ONLINE HOLDINGS, INC. AND SUBSIDIARIES

(a Development Stage Company)

Consolidated Statements of Cash Flows
	For the Year Ended December 31, 2001	From January 26, 2000 (inception) through December 31, 2000	Cumulative from January 26, 2000 (inception) through December 31, 2001
Cash flows from operating activities
Net loss	$(15,607)	$(1,000)	$(16,607)
Changes in assets and liabilities:
Accounts payable	895	-	895
Accrued expenses	1,453	-	1,453
	2,348	-	2,348
	___________	___________	___________
Net cash used by operating activities	(13,259)	(1,000)	(14,259)
Cash flows from investing activities
Liability assumed in acquisition	(108)	-	(108)
	___________	___________	___________
Net cash used in investing activities	(108)	-	(108)
Cash flows from financing activities
Deferred offering costs	(10,388)	-	(10,388)
Proceeds from note payable	20,000	-	20,000
Proceeds from issuance of common stock	13,000	1,000	14,000
	___________	___________	___________
Net cash provided by financing activities	22,612	1,000	23,612
	___________	___________	___________
Net increase in cash	9,245	-	9,245

Cash, beginning of period	-	-	-
	___________	___________	___________
Cash, end of period	$9,245	$-	$9,245
	==========	==========	==========

Supplemental disclosure of non-cash investing activities:

During the year ended December 31, 2001, the Company entered into a merger agreement, which has been accounted for as a reverse acquisition.

See notes to consolidated financial statements.

ONLINE HOLDINGS, INC. AND SUBSIDIARIES

(a Development Stage Company)

Notes to Consolidated Financial Statements

Note 1 - Organization and Summary of Significant Accounting Policies

Online Holdings, Inc. and Subsidiaries (the "Company"), was incorporated July 27, 2001 in the state of Nevada. The Company is organized for the purpose of developing and marketing easily maintained website systems. The Company operates through its wholly owned subsidiary, E-Site Technologies, Inc., a Colorado corporation that was incorporated January 26, 2000.

The Company is a development stage company that has had only a small amount of revenue from operations since inception, which raises substantial doubt about the entity's ability to continue as a going concern. The Company is in the process of obtaining additional equity from a public offering. There is no assurance that the Company will generate revenue or earn profit in the future.

Reorganization

In August 2001, Online Holdings, Inc. (Online) acquired all of the issued and outstanding common shares of E-Site Technologies, Inc. (E-Site) in exchange for 4,000,000 shares of common stock of Online. For financial reporting purposes, the business combination was accounted for as an additional capitalization of the Company (a reverse acquisition with E-Site as the acquirer). E-Site is considered the surviving entity. The historical financial statements prior to the merger are those of E-Site. At the time of the merger, Online had no assets and a net book value of $(108) and after the transaction, E-Site shareholders held 81% of the common stock of the Company.

Principles of Consolidation

The consolidated financial statements include the accounts of Online Holdings, Inc. and its wholly owned subsidiary, collectively referred to as the Company. All significant intercompany transactions and balances have been eliminated.

Deferred Offering Costs

Deferred offering costs represents costs incurred in conjunction with the Company's equity offering and registration activities. Deferred offering costs will be offset against net proceeds, if successful, or expensed in operations if the offering is unsuccessful.

Revenue Recognition

Website design revenue is recognized when all material services and conditions related to the design and performance of the website have been performed by the Company and accepted by the customer. Retainers received up front by the Company, if any, are recorded as customer deposits and recognized as revenue as described above.

Website hosting fees are recognized when earned on a monthly basis.

ONLINE HOLDINGS, INC. AND SUBSIDIARIES

(a Development Stage Company)

Notes to Consolidated Financial Statements

Note 1 - Organization and Summary of Significant Accounting Policies (continued)

Income Taxes

Deferred income taxes result from temporary differences. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic Earnings Per Share

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128, Earning Per Share (SFAS 128). SFAS 128 established new definitions for calculating and disclosing basic and diluted earning per share. Basic earnings per share are based upon the weighted average number of shares outstanding as defined in SFAS 128. No diluted earnings per share are presented, as there are no potential dilutive common shares.

Comprehensive Income

The Company adopted Statement of Financial Accounting Standard No. 130 ("SFAS 130"), Comprehensive Income. There were no components of comprehensive income; consequently, no separate statement of comprehensive income has been presented.

Fair Value of Financial Instruments

The carrying amount of cash and notes payable approximates fair value due to the short-term maturity of these instruments.

ONLINE HOLDINGS, INC. AND SUBSIDIARIES

(a Development Stage Company)

Notes to Consolidated Financial Statements

Note 1 - Organization and Summary of Significant Accounting Policies (continued)

Recently Issued Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142 that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter and after adoption of SFAS 142. This statement currently has no impact on the financial statements of the Company.

Note 2 - Related Party Transactions

The Company has entered into a sublicense agreement with 1st Accredited Venture Capital LLLP ("1stAccredited") to use certain technology used in the Company's website system solutions. The President and primary shareholder of the Company is the general partner of 1st Accredited. As part of the sublicense agreement, 1st Accredited receives either co-ownership of a clients contact management database or a fee of $20,000. For the year ended December 31, 2001 the Company paid $14,000 to 1st Accredited to develop and host a website for a customer of the Company.

ONLINE HOLDINGS, INC. AND SUBSIDIARIES

(a Development Stage Company)

Notes to Consolidated Financial Statements

Note 3 - Notes Payable
	December 31,	December 31,
	2001	2000
Note payable to a related party, interest at 10%, principal and interest due on August 29, 2002 or upon the Company raising capital of at least $50,000. The note is unsecured.	$ 10,000	$ -

Note payable to a related party, interest at 10%, principal and interest due on December 26, 2002 or upon the Company raising capital of at least $50,000. The note is unsecured.	10,000	-
	20,000	-
Less current maturities	(20,000)	-
	___________	___________
	$ -	$ -

Note 4 - Income Taxes

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Financial statement and tax return temporary differences and carryforwards, which give rise to a significant portion of deferred tax assets and liabilities are as follows:
	December 31,	December 31,
	2001	2000

Loss carryforwards	$ 2,490	$ 150
Valuation allowance	(2,490)	(150)
	___________	___________
Net deferred tax assets and liabilities	$ -	$ -

No tax consequences have been recognized in the statement of operations due to the Company generating taxable losses. A valuation allowance has been established, which offsets any deferred tax asset or deferred benefit due to the Company not yet demonstrating that utilization of deferred tax assets will be realized. As of December 31, 2001, the company has net operating loss carry-forwards for tax purposes of approximately $16,500. If not used, these carry-forwards will expire between 2020 and 2021.

ONLINE HOLDINGS, INC. AND SUBSIDIARIES

(a Development Stage Company)

Notes to Consolidated Financial Statements

Note 4 - Income Taxes (continued)

The following is a reconciliation of income taxes at the Federal Statutory rate with income taxes recorded by the Company.

	December 31,	December 31,
	2001	2000

Computed income taxes at the statutory rate	15%	15%
State income taxes, net of Federal tax benefit	3	3
Valuation allowance	(18)	(18)
	___________	___________
	-%	-%

Note 5 - 2001 Stock Incentive Plan

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for all stock option plans.

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires the Company to provide pro forma information regarding net income as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

In August 2001, the Company adopted the 2001 Long-Term Stock Incentive Plan (the "Plan"), which provides for the grant to employees, officers, directors and consultants stock options or stock appreciation rights ("SAR") up to an aggregate of 2,500,000 shares of common stock, consisting of both incentive stock options and non-qualified options. The exercise price is determined by a committee elected by the board of directors at the time the Option or SAR is granted at an exercise price of not less than 100% of the fair market value of the common stock, on the date of grant. To date no options or SARs have been granted under the Plan.

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Until April __, 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------- TABLE OF CONTENTS --------------------------------

Prospectus Summary 2 Risk Factors 2 Forward-Looking Statements 6 Dilution and Comparative Data 6 Use of Proceeds 7 Determination of Offering Price 8 Description of Business 8 Plan of Operation 14 Management 15 Compensation 15 Certain Relationships and Related Transactions 15 Principal Stockholders 16 Description of the Securities 17 Shares Available for Future Sale 18 Market for Common Stock 18 Plan of Distribution 19 Legal Matters 20 Experts 20 Additional Information 20 Index to Financial Statements 21

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to whom it is unlawful to make such offer in any jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

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$60,000 Minimum

$120,000 Maximum

ONLINE HOLDINGS, INC.

480,000 Shares Minimum

960,000 Shares Maximum

Common Stock

$.001 Par Value

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PROSPECTUS

---------------------

April ____, 2002

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PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our company's charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of the company shall have any liability to the company or its stockholders for monetary damages. The Nevada Revised Statutes provide that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The company's charter and bylaws provide that the company shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Nevada Revised Business Corporations Act and that the company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

The charter and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with Online. However, nothing in our charter or bylaws of the company protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission Filing Fee	$ 30.00
Printing Fees and Expenses	500.00
Legal Fees and Expenses	15,000.00
Accounting Fees and Expenses	3,000.00
Blue Sky Fees and Expenses	500.00
Trustee's and Registrar's Fees	500.00
Miscellaneous	470.00
___________
TOTAL	$ 20,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On August 6, 2001, we issued 5,000,000 shares to our founder and president, Dennis Lairamore in exchange for $1,000 cash and for all of the issued and outstanding shares of E-Site Technologies, Inc. valued at $4,000. The securities were sold in private transactions, without registration in reliance on the exemption provided by Section 4(2) of the Securities Act. The investors had access to all material information pertaining to the Company and its financial condition. Each investor completed and signed a subscription agreement attesting to his sophistication or accredited investor status and investment intent. No broker was involved and no commissions were paid in the transactions.

On August 22, 2001, we issued 1,200,000 shares of common stock to three accredited investors for a total of $12,000. The securities were sold in private transactions, without registration in reliance on the exemption provided by Section 4(2) of the Securities Act. The investors had access to all material information pertaining to the Company and its financial condition. Each investor completed and signed a subscription agreement attesting to his sophistication or accredited investor status and investment intent. No broker was involved and no commissions were paid in the transactions.

ITEM 27. EXHIBITS.

Exhibits.

SEC Ref. No.	Title of Document	Location
3.1	Articles of Incorporation	(1)
3.2	By-laws	(1)
5.1	Legal Opinion included in Exhibit 23.1	(1)
10.1	Promissory Note August 29, 2001	(1)
10.2	Promissory Note October 26, 2001	(1)
10.3	Stock Option Plan	(1)
10.4	Sublicense Agreement with 1st Accredited Venture Capital	(1)
10.5	CyGen Technologies, Inc. Agreement	(1)
23.1	Consent of Cletha A. Walstrand, PC	(1)
23.2	Consent of Ehrhardt Keefe Steiner & Hottman, PC	(1)
99.1	Subscription Agreement	Attached
99.2	Escrow Agreement	Attached

(1) Previously filed with Form SB-2.

ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the us of expenses incurred or paid by a director, officer or controlling persons of Online in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Online Holdings, Inc., certifies that it has reasonable ground to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf, in the City of Littleton, State of Colorado, on April 5, 2002.

Online Holding, Inc.

Dated: April 25, 2002 By: /s/ Dennis Lairamore

Dennis Lairamore

President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.
/s/ Dennis Lairamore, President, Chief Financial Officer, Secretary and Director	Date: April 25, 2002